UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2012

Private Media Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-25067	87-0365673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

Registrant’s telephone number, including area code: 34-93-620-8090

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 23, 2012, Private Media Group, Inc. (the “Company”) consummated a settlement with Ilan Bunimovitz, Andrew Sullivan, Peter Marinac, two subsidiaries of the Company (ThinkForward, Inc. and GreenCine, Inc,), and the subsidiaries of those two subsidiaries. ThinkForward, Inc. and GreenCine, Inc. were acquired by the Company on January 20, 2009, in connection with the acquisition of the businesses of California based Game Link LLC and eLine, LLC, two companies engaged in the business of digital distribution of adult content over the Internet (the foregoing companies are herein collectively referred to as the “GameLink Group”). Pursuant to that certain Settlement and Release Agreement (the “Settlement Agreement”), dated May 22, 2012, the Company agreed to dispose of the California based GameLink Group in connection with the settlement of two legal proceedings related to the acquisition and management of those entities, and as part of the Company’s goal to close or dispose of some non-core operations and subsidiaries. As previously disclosed, the Company’s Board of Directors and new management have been working to (i) improve the Company’s overall operations, (ii) strengthen the Company’s financial condition, and (iii) restructure its business, products, and geographic focus to conform to the Company’s core business. These efforts included re-evaluating both the Company’s prior expansion of its operations outside of its historical European sphere of operations, and the expansion of its product offerings. The Company’s Board of Directors has determined that the disposition of the Game Link Group in California is consistent with these goals.

The Settlement Agreement settles all claims between the Company and those parties for all matters, including: (i) Consipio Holding BV et. al. v. Private Media Group, Inc., filed in Nevada State Court, Clark County, Nevada (Case No. A-10-622802-B) (the “Nevada Action”); and (ii) the remaining claims under the JAMS arbitration proceeding brought by Ilan Bunimovitz in 2010 relating to the termination of his employment and the acquisition of ThinkForward, Inc. by the Company. On May 22, 2012, the Nevada Action was dismissed, and on May 23, 2012 the JAMS arbitration was fully dismissed.

Pursuant to the Settlement Agreement, the Company: (i) transferred to Messrs. Bunimovitz, Sullivan and Marinac all of the outstanding capital stock of its subsidiaries ThinkForward, Inc. and GreenCine, Inc.; and (ii) issued to Messrs. Bunimovitz, Sullivan and Marinac an aggregate of 1,772,875 shares of the common stock of the Company, representing the shares of common stock to which they would have been entitled under the earn-out provisions under the Agreement and Plan of Reorganization dated as of January 20, 2009 pursuant to which the Company acquired ThinkForward, Inc. and GreenCine, Inc.

The Settlement Agreement includes a mutual general release between the Company, on one hand, and Messrs. Bunimovitz, Sullivan and Marinac, ThinkForward, Inc. and GreenCine, Inc. and their subsidiaries, on the other hand.

In addition, Mr. Bunimovitz resigned as a director of the Company on the date of the Settlement Agreement. See Item 5.02 below.

As part of the transfers under the Settlement Agreement described above, all intercompany allocations, receivables and payables between the GameLink Group and the Company were waived and cancelled; and each contract or agreement between any member or members of the Company and any member of the GameLink Group were terminated and cancelled without any compensation or consideration payable to any party, except that (i) the VoD Agreement between the Company and GameLink, and (ii) the agreement between the Company and GameLink to manage privatevod.com, which agreements will remain in force and effect.

Concurrently with the Settlement Agreement, the Company and Mr. Bunimovitz entered into an amendment to the Settlement Agreement and Release dated November 30, 2011 (the “November Agreement”). The November Agreement, which was entered into under the auspices of the Nevada State Court and submitted to that court, settled certain of the claims of Mr. Bunimovitz related to termination of employment with the Company under the JAMS Arbitration initiated by Mr. Bunimovitz against the Company. Under the November Agreement, the Company agreed to pay Mr. Bunimovitz an amount equal to the unpaid amounts owed to him under his employment agreement, which amount was to be paid in monthly installments. The amendment to the November Agreement reduced the amount of the monthly payments required to be made to Mr. Bunimovitz, thereby extending the period during which the payments will made. All other terms remained the same.

Item 2.01	Completion of Acquisition or Disposition of Assets

Reference is made to the information contained in Item 1.01, which is incorporated herein by this reference.

Item 3.02 Sales of Unregistered Securities

As stated in in Item 1.01 above, which information is hereby is incorporated herein by this reference, pursuant to the Settlement Agreement, the Company on May 22, 2012 issued to Messrs. Bunimovitz, Sullivan and Marinac an aggregate of 1,772,875 shares of the common stock of the Company. The shares issued to Messrs. Bunimovitz, Sullivan and Marinac were not registered under the Securities Act of 1933 (as amended, the “Act”) and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. Accordingly, the shares may not be reoffered or sold in the United States by the holders in the absence of an effective registration statement, or valid exemption from the registration requirements, under the Act.

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the Settlement Agreement, Ilan Bunimovitz resigned as a director effective May 22, 2012. Mr. Bunimovitz did not furnish the Company with any written correspondence concerning the circumstances surrounding his resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATE MEDIA GROUP, INC.
(Registrant)

Date: May 30, 2012
	By:	/s/ CHARLES PRAST
Charles Prast
President and Chief Executive Officer